Filed Pursuant to Rule 433
Dated November 29, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	November 29, 2007
Settlement Date (Original Issue Date):	December 6, 2007
Maturity Date:	July 27, 2012
Principal Amount:	US$125,000,000 (plus accrued interest from and including October 29, 2007 to but excluding December 6, 2007)
Price to Public (Issue Price):	99.02548%
Agents Commission:	0.15%
All-in Price:	98.87548%
Accrued Interest:	US$683,555.35
Net Proceeds to Issuer:	US$124,277,905.35 (which includes accrued interest)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate or any successor service thereof
Index Currency:	U.S. Dollars
Coupon:	Plus 0.17%
Re-Offer Spread (Plus or Minus):	LIBOR plus 0.40%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 27th day of each January, April, July and October, commencing January 28, 2008 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated November 29, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962GR89
ISIN:	US36962GR893
Common Code:	022603574

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$500,000,000 and US$350,000,000 principal amount of Floating Rate Notes due July 27, 2012 as described in the Issuers pricing supplement numbers 4213 and 4372, dated July 22, 2005 and May 18, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 99.02548% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Banc of America Securities LLC	$125,000,000
Total	$125,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated November 29, 2007
Registration Statement: No. 333-132807

General

At September 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months Ended
2002	2003	2004	2005	2006	September 30, 2007
1.43	1.77	1.87	1.70	1.64	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322 (or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, or Investor Communications of the issuer at 1-203-357-3950.